EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Bethpage, N.Y., February 28, 2012 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2011.

Fourth quarter consolidated net revenues grew 7.3% to $1.691 billion, consolidated adjusted operating cash flow (“AOCF”)1 grew 21.0% to $626.2 million and consolidated operating income grew 28.3% to $346.2 million, all compared to the prior year period.  Footnote 2 on page 4 of this release details certain items affecting the comparability of our results for 2011 and 2010.  Excluding these items, consolidated net revenues, AOCF and operating income would have increased 1.0%, 0.8% and 3.6%, respectively, all compared to the prior year period.

For full year 2011, consolidated net revenues increased 8.5% to $6.701 billion, consolidated AOCF grew 8.1% to $2.295 billion and consolidated operating income grew 3.6% to $1.229 billion, all compared to 2010.  Footnote 2 on page 4 of this release details certain items affecting the comparability of our results for 2011 and 2010.  Excluding these items, net revenue would have grown 1.2%, consolidated AOCF would have been essentially flat and operating income would have increased 2.1%, compared to the prior full year period.

Operating highlights for the fourth quarter and full year 2011 include:
•	Combined Average Monthly Revenue per Basic Video Customer (“RPS”) of $154.10 in the fourth quarter of 2011 (including Bresnan), up $2.39 or 1.6% in quarter.
•	High-Speed Data and Voice customer additions of 20,300 and 30,500, respectively, in the fourth quarter of 2011.
•	Year to date Consolidated Free Cash Flow from Continuing Operations1 of $582.9 million.

Cablevision President and CEO James L. Dolan commented:  "2011 was an important year for Cablevision as it marked the culmination of several multi-year initiatives to enhance shareholder value.  Those efforts have included spinning off MSG and AMC, completing the Bresnan acquisition, paying quarterly cash dividends, and actively conducting a share buyback program.  For the fourth quarter, despite modest video subscriber losses, our cable operations continued to report improved subscriber metrics in both high-speed data and voice customers.  The company also generated healthy free cash flow.   We remain confident in the strength of our underlying business and in our ability to deliver industry-leading products.   Looking ahead, we will continue to improve on those offerings while we remain focused on enhancing shareholder returns and building the company for the long term," concluded Mr. Dolan.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the fourth quarter 2011 rose 8.3% to $1.580 billion, AOCF increased 17.2% to $672.1 million and operating income increased 21.0% to $427.2 million, all compared to the prior year period.  Excluding the impact of the items highlighted in the chart on page 4 of this release, revenue growth would have increased 1.5%, AOCF would have decreased 1.1% and operating income would have increased 2.3%, compared to the prior year period.

Full year 2011 net revenues rose 9.5% to $6.280 billion, AOCF increased 7.0% to $2.496 billion, and operating income increased 3.2% to $1.521 billion, all as compared to the prior year period.  Excluding the impact of the items highlighted in the chart on page 4 of this release, revenue would have grown 1.7% while AOCF would have been essentially flat and operating income would have increased 2.0%, compared to the prior year period.

Cable Television
Cable Television fourth quarter 2011 net revenues increased 8.3% to $1.506 billion, AOCF increased 16.8% to $635.7 million and operating income increased 19.0% to $411.0 million, all compared to the prior year period.  The increase in revenue compared to the prior year period was due primarily to the addition of Bresnan in the results for the fourth quarter 2011.  Excluding the impact of the  items highlighted on page 4, revenue would have increased 1.2%, AOCF would have decreased 1.8% and operating income would have increased 1.1%, all compared to the prior year period.  Fourth quarter 2011 AOCF results reflect the revenue growth, combined with higher expenses, primarily programming costs, compared to the prior year period.

The following table illustrates the change in the Cable Television customer base during the fourth quarter of 2011:

Customer Data
(rounded to nearest thousand)	Total September 30, 2011	Net Gain/(Loss)(a)	Total December 31, 2011

Total Customers(b)	3,622	(11)	3,611

Video	3,264	(14)	3,250
High-Speed Data	2,945	20	2,965
Voice Customers	2,326	31	2,357

Serviceable Passings	5,567	17	5,584

(a)
Includes the addition of three thousand total customers, one thousand video customers, seven thousand high-speed data customers, eight thousand voice customers, and two thousand serviceable passings from Bresnan in the fourth quarter of 2011.

(b)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services at Cable Television.

Optimum Lightpath
For fourth quarter 2011, Lightpath net revenues increased 9.6% to $79.1 million, AOCF increased 24.3% to $36.5 million and operating income increased 106.3% to $16.1 million, each as compared to the prior year period.  The improved results were driven primarily by a 12.7% increase in revenue from Ethernet services, offset in part by higher operating expenses to support the increase in Ethernet installations.  Excluding certain items referenced in the chart on page 4, AOCF and operating income would have grown 12.1% and 54.6%, respectively.

Other
Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation (formerly Rainbow Advertising Sales Corporation (“RASCO”)) and unallocated corporate general and administrative costs.

Fourth quarter 2011 net revenues decreased 5.5% to $116.9 million, AOCF deficit improved by 18.3% to a deficit of $45.9 million and operating loss improved 2.7% to a loss of $80.9 million all compared to the prior year period.  Revenue was mainly impacted by the continued decline of advertising revenues at Newsday.  Excluding the impact of certain items highlighted in the chart on page 4, revenue would have decreased 5.4% while the AOCF deficit and operating loss would have improved 19.3% and 2.3%, respectively.  Improvement in AOCF deficit was due primarily to lower corporate costs offset by Newsday.

Full year 2011 net revenues decreased 4.7% to $443.9 million, AOCF deficit improved 3.3% to a deficit of $201.4 million and operating loss increased 1.5% to a loss of $292.0 million.  Excluding the impact of certain items highlighted in the chart on page 4, revenue would have decreased 4.6%, AOCF would have improved 3.6% and operating loss would have increased 1.5%.

Other Matters

RETURN OF CAPITAL
During the fourth quarter of 2011, Cablevision repurchased approximately 4.6 million shares of its Class A common stock for approximately $67.4 million.

On February 22, 2012, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on March 30, 2012 to shareholders of record at the close of business on March 9, 2012.

NOTES:

1.
See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 5 of this earnings release.

2.
The following charts highlight certain items affecting comparability between 2011 and 2010 results.  This information should be read in conjunction with the reconciliation of AOCF to net income on page 6 of this release:

Revenues, Net	CableTV		Telecom		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY
2011 reported revenue	1,505.7	5,988.2	1,580.1	6,279.7	116.9	443.9	1,691.3	6,700.8
Bresnan	(122.1)	(471.7)	(122.1)	(471.7)	-	-	(122.1)	(471.7)
Storm costs	0.5	0.7	0.5	0.7	0.1	0.5	0.6	1.2
Adjusted 2011 Revenue	1,384.1	5,517.3	1,458.5	5,808.8	117.0	444.4	1,569.8	6,230.4

2010 reported revenue	1,389.7	5,470.6	1,458.9	5,735.5	123.8	466.0	1,576.8	6,177.6
Bresnan	(22.1)	(22.1)	(22.1)	(22.1)	-	-	(22.1)	(22.1)
Adjusted 2010 Revenue	1,367.6	5,448.5	1,436.8	5,713.4	123.8	446.0	1,554.6	6,155.4

Reported growth (%)	8.3%	9.5%	8.3%	9.5%	(5.5)%	(4.7)%	7.3%	8.5%
Adjusted growth (%)	1.2%	1.3%	1.5%	1.7%	(5.4)%	(4.6)%	1.0%	1.2%

AOCF	CableTV		Telecom		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY
2011 reported AOCF	635.7	2,360.9	672.1	2,495.9	(45.9)	(201.4)	626.2	2,294.5
Bresnan	(38.0)	(145.6)	(38.0)	(145.6)	-	-	(38.0)	(145.6)
Storm costs	4.9	20.8	4.9	20.8	0.1	0.3	5.0	21.1
Executive separation costs(a)	3.7	3.7	3.2	3.2	10.7	10.7	13.9	13.9
Compensation adjustment(b)	(22.3)	(22.3)	(25.4)	(25.4)	(10.2)	(10.2)	(35.6)	(35.6)
Programming adjustment(c)	(42.9)	(42.9)	(42.9)	(42.9)	-	-	(42.9)	(42.9)
2011 AOCF excluding items	541.1	2,174.6	574.0	2,306.1	(45.4)	(200.7)	528.7	2,105.4

2010 reported AOCF	544.3	2,219.9	573.7	2,331.6	(56.2)	(208.3)	517.5	2,123.4
Bresnan	7.0	7.2	7.0	7.2	-	-	7.0	7.2
Programming settlement(d)	-	(23.0)	-	(23.0)	-	-	-	(23.0)
2010 AOCF excluding items	551.3	2,204.2	580.6	2,315.9	(56.2)	(208.3)	524.4	2,107.6

Reported growth (%)	16.8%	6.3%	17.2%	7.0%	18.3%	3.3%	21.0%	8.1%
Adjusted growth (%)	(1.8)%	(1.3)%	(1.1)%	(0.4)%	19.3%	3.6%	0.8%	(0.1)%

Operating Income	CableTV		Telecom		Other		Total Co
	Q4	FY	Q4	FY	Q4	FY	Q4	FY
2011 reported Op Inc	411.0	1,471.5	427.2	1,520.6	(80.9)	(292.0)	346.2	1,228.7
Bresnan	9.2	18.8	9.2	18.8	-	-	9.2	18.8
Storm costs	4.9	20.8	4.9	20.8	0.1	0.3	5.0	21.1
Executive separation costs(a)	3.2	3.2	2.2	2.2	9.8	9.8	12.0	12.0
Compensation adjustment(b)	(22.3)	(22.3)	(25.4)	(25.4)	(10.2)	(10.2)	(35.6)	(35.6)
Programming adjustment(c)	(42.9)	(42.9)	(42.9)	(42.9)	-	-	(42.9)	(42.9)
Adjusted 2011 Op Inc	363.1	1,449.1	375.2	1,494.2	(81.2)	(292.1)	294.0	1,202.1

2010 reported Op Inc	345.3	1,449.2	353.1	1,473.7	(83.2)	(287.7)	269.9	1,186.1
Bresnan	13.8	14.0	13.8	14.0	-	-	13.8	14.0
Programming settlement(d)	-	(23.0)	-	(23.0)	-	-	-	(23.0)
Adjusted 2010 Op Inc	359.1	1,440.2	366.9	1,464.7	(83.2)	(287.7)	283.7	1,177.1

Reported growth (%)	19.0%	1.5%	21.0%	3.2%	2.7%	(1.5)%	28.3%	3.6%
Adjusted growth (%)	1.1%	0.6%	2.3%	2.0%	2.3%	(1.5)%	3.6%	2.1%
Note:  Charts do not foot due to rounding.

(a)	Related to certain executive departures in the fourth quarter of 2011.
(b)	Reflects accrual reversals and reductions in the fourth quarter of 2011 related to certain outstanding long term incentive plan awards.
(c)	Reflects adjustment to estimated programming costs relating to prior periods, following renewals of programming contracts.
(d)	Reflects a settlement of a contractual fee matter recorded in the second quarter of 2010.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

In addition, in the chart on page 4, the Company has provided details of certain items affecting the comparability of Revenue, net, AOCF and operating income for the three months and year ended December 31, 2011 to that of the comparable periods in 2010.  Management believes that this additional information, like AOCF representing non-GAAP financial measures, will assist analysts, investors and others in evaluating the Company’s performance.

COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 41236255/ Conference call replay number (855) 859-2056/ Conference ID Number 41236255 until March 6, 2012

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010(a)	2011(a)	2010(a)

Revenues, net	$1,691,253	$1,576,754	$6,700,848	$6,177,575

Adjusted operating cash flow	$626,224	$517,468	$2,294,500	$2,123,385
Share-based compensation expense	(8,327)	(12,831)	(44,536)	(50,289)
Restructuring (expense) credit	(6,019)	230	(6,311)	58
Operating income before depreciation and amortization	611,878	504,867	2,243,653	2,073,154
Depreciation and amortization (including impairments)	265,641	234,947	1,014,974	887,092
Operating income	346,237	269,920	1,228,679	1,186,062
Other income (expense):
Interest expense, net	(184,029)	(181,922)	(745,706)	(710,751)
Gain on sale of affiliate interests, net	683	2,051	683	2,051
Gain on investments, net	60,362	83,557	37,384	109,813
Gain (loss) on equity derivative contracts, net	(37,402)	(62,243)	1,454	(72,044)
Gain (loss) on interest rate swap contracts, net	540	(3,212)	(7,973)	(85,013)
Loss on extinguishment of debt and write-off of deferred financing costs	(89,665)	-	(92,692)	(110,049)
Miscellaneous, net	535	500	1,265	1,447
Income from continuing operations before income taxes	97,261	108,651	423,094	321,516
Income tax expense	(36,760)	(34,898)	(184,436)	(113,767)
Income from continuing operations	60,501	73,753	238,658	207,749
Income from discontinued operations, net of income taxes	-	40,212	53,623	153,848
Net income	60,501	113,965	292,281	361,597
Net loss (income) attributable to noncontrolling interests	128	(102)	(424)	(649)
Net income attributable to Cablevision Systems Corporation stockholders	$60,629	$113,863	$291,857	$360,948

Basic net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.22	$0.25	$0.86	$0.71
Income from discontinued operations	$-	$0.14	$0.19	$0.52
Net income	$0.22	$0.39	$1.06	$1.23
Basic weighted average common shares (in thousands)	270,049	289,387	276,369	293,165

Diluted net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.22	$0.25	$0.84	$0.69
Income from discontinued operations	$-	$0.13	$0.19	$0.51
Net income	$0.22	$0.38	$1.02	$1.20
Diluted weighted average common shares (in thousands)	278,275	298,681	284,904	301,880

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$60,629	$73,651	$238,234	$207,100
Income from discontinued operations, net of income taxes	-	40,212	53,623	153,848
Net income	$60,629	$113,863	$291,857	$360,948

(a)	Operating results of AMC Networks Inc. through June 30, 2011 and The Madison Square Garden Company through February 9, 2010 are included in discontinued operations.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Twelve Months Ended December 31,
	2011(a)	2010(a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

Net cash provided by operating activities(c)	$1,397,729	$1,359,618
Less: capital expenditures(d)	(814,807)	(823,245)
Consolidated free cash flow from continuing operations	$582,922	$536,373

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	See non-GAAP financial measures on page 5 of this release for a definition and discussion of Free Cash Flow from continuing operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2011	2010(a)	Change

Cable Television(b)	$1,505,733	$1,389,718	8.3%
Optimum Lightpath	79,129	72,177	9.6%
Eliminations(c)	(4,781)	(2,989)	(60.0)%
Telecommunications	1,580,081	1,458,906	8.3%
Other(d)	116,915	123,758	(5.5)%
Eliminations(e)	(5,743)	(5,910)	2.8%
Total Cablevision	$1,691,253	$1,576,754	7.3%

	Twelve Months Ended December 31,		%
	2011(a)	2010(a)	Change

Cable Television(b)	$5,988,203	$5,470,588	9.5%
Optimum Lightpath	310,976	284,034	9.5%
Eliminations(c)	(19,526)	(19,100)	(2.2)%
Telecommunications	6,279,653	5,735,522	9.5%
Other(d)	443,898	465,975	(4.7)%
Eliminations(e)	(22,703)	(23,922)	5.1%
Total Cablevision	$6,700,848	$6,177,575	8.5%

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	Cable Television results reflect Bresnan from the date of acquisition on December 14, 2010.
(c)	Represents intra-segment revenues.
(d)	Represents results from Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corp. (formerly RASCO) and certain other items.
(e)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2011	2010(a)	Change	2011	2010(a)	Change

Cable Television(b)	$635,655	$544,319	16.8%	$411,026	$345,278	19.0%
Optimum Lightpath	36,483	29,349	24.3%	16,133	7,819	106.3%
Telecommunications	672,138	573,668	17.2%	427,159	353,097	21.0%
Other(c)	(45,914)	(56,200)	18.3%	(80,922)	(83,177)	2.7%
Total Cablevision	$626,224	$517,468	21.0%	$346,237	$269,920	28.3%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2011(a)	2010(a)	Change	2011(a)	2010(a)	Change

Cable Television(b)	$2,360,875	$2,219,945	6.3%	$1,471,531	$1,449,181	1.5%
Optimum Lightpath	135,038	111,693	20.9%	49,100	24,543	100.1%
Telecommunications	2,495,913	2,331,638	7.0%	1,520,631	1,473,724	3.2%
Other(c)	(201,413)	(208,253)	3.3%	(291,952)	(287,662)	(1.5)%
Total Cablevision	$2,294,500	$2,123,385	8.1%	$1,228,679	$1,186,062	3.6%

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	Cable Television results reflect Bresnan from the date of acquisition on December 14, 2010.
(c)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corp (formerly RASCO) and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	December 31, 2011	September 30, 2011	December 31, 2010(a)
(in thousands)
Total Customers(b)	3,611	3,622	3,648
Video Customers	3,250	3,264	3,314
High-Speed Data Customers	2,965	2,945	2,892
Voice Customers	2,357	2,326	2,269

Serviceable Passings (in thousands) (c)	5,584	5,567	5,532

Penetration
Customers to Serviceable Passings	64.7%	65.1%	65.9%
Video to Serviceable Passings	58.2%	58.6%	59.9%
High-Speed Data to Serviceable Passings	53.1%	52.9%	52.3%
Voice Customers to Serviceable Passings	42.2%	41.8%	41.0%

Revenues for the three months ended
(dollars in millions)

Video(d)	$874	$876	$816
High-Speed Data	337	333	303
Voice	227	220	204
Advertising	41	36	41
Other(e)	27	25	26
Total Cable Television Revenue	$1,506	$1,490	$1,390

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (f)
NY Metro service area	$156.09	$153.97	$150.68
Bresnan Cable service area	$134.60	$129.47	n/a
Combined RPS	$154.10	$151.71	n/a

(a)	Reflects the impact of Bresnan from the date of acquisition on December 14, 2010.
(b)	Number of customers who receive at least one of the Company’s cable services.
(c)	Includes residential and commercial passings.
(d)	Includes equipment rental, DVR, VOD and PPV revenue.
(e)	Includes installation revenue, NY Interconnect, home shopping and other product offerings.
(f)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

Note:  Total voice lines for Cable Television and Lightpath at 12/31/11 were 3,028.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

December 31, 2011

Cash and cash equivalents	$611,947

Credit facility debt	$5,184,194
Senior notes and debentures	5,446,660
Collateralized indebtedness	455,938
Capital lease obligations and other	71,990
Debt	$11,158,782

LEVERAGE

Debt	$11,158,782
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	455,938
Cash and cash equivalents	611,947
Net debt	$10,090,897

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.1	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.6	x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.1	x
Cablevision senior notes leverage ratio(e)(f)	4.3	x
Bresnan leverage ratio(g)	6.9	x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the fourth quarter 2011 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.14 billion and $2.45 billion, respectively.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)
Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC credit facility debt agreement and senior notes indentures.  The annualized AOCF (as defined) used in the leverage ratio is $145.6 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2011	2010
CAPITAL EXPENDITURES

Consumer premise equipment	$39,530	$57,561
Scalable infrastructure	61,472	69,397
Line extensions	10,127	10,684
Upgrade/rebuild	11,523	5,949
Support	54,065	62,824
Total Cable Television	176,717	206,415
Optimum Lightpath	39,910	25,375
Total Telecommunications	216,627	231,790
Other(a)	23,702	16,081
Total Cablevision	$240,329	$247,871

	Twelve Months Ended December 31,
	2011	2010
CAPITAL EXPENDITURES

Consumer premise equipment	$203,107	$300,221
Scalable infrastructure	217,066	180,562
Line extensions	40,240	36,137
Upgrade/rebuild	37,013	19,701
Support	156,698	145,153
Total Cable Television	654,124	681,774
Optimum Lightpath	106,163	98,154
Total Telecommunications	760,287	779,928
Other(a)	54,520	43,317
Total Cablevision	$814,807	$823,245

(a)	Other includes Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation (formerly RASCO) and Corporate.